Exhibit 99.1

NEWS RELEASE

Contact:	Robert H. Raynor	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces Management Change

FULLERTON, California, March 1, 2006 - Beckman Coulter, Inc. (NYSE:BEC) announced that James T. Glover, senior vice president and chief financial officer will retire from the company effective June 30, 2006. The company has started a search for Mr. Glover’s replacement.

“Beckman Coulter has undergone tremendous change in my 23 years with the company,” said Glover. “Having implemented two significant transformations to our business model over the last year with our reorganization and customer leasing policy, it is an ideal time for me to explore other opportunities in my career. I leave with knowledge that the company is in a strong financial position.”

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, California, reported 2005 annual sales of $2.44 billion with 71.5 percent of this amount generated by recurring revenue from supplies, test kits, services and operating-type lease payments.  For more information, visit www.beckmancoulter.com.